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For Immediate Release

ABBOTT REPORTS 11.6 PERCENT SALES INCREASE
IN THE THIRD QUARTER

—Growth Driven by a 20 Percent Increase in U.S. Pharmaceuticals—

        ABBOTT PARK, Ill., Oct. 9, 2003—Abbott Laboratories today announced financial results for the third quarter ended Sept. 30, 2003.

  •
  Worldwide sales were $4.846 billion, up 11.6 percent from $4.341 billion in the third quarter of 2002. Total sales were favorably impacted 3.0 percent due to the effect of exchange rates.

  •
  Excluding one-time charges in 2002 and 2003, Abbott's third-quarter net income increased 11.1 percent to $835 million and diluted earnings per share increased 10.4 percent to $0.53—meeting the First Call analyst consensus estimate and within the company's previous guidance of $0.52 to $0.54, excluding one-time charges. For an explanation of one-time charges see the attached Q&A on third-quarter results.

  •
  Net income and diluted earnings per share under Generally Accepted Accounting Principles (GAAP), which includes one-time charges in both years, increased 5.7 percent to $761 million and 4.3 percent to $0.48, respectively.

  •
  U.S. pharmaceutical sales grew 20.0 percent in the quarter, driven by strong growth across a number of branded pharmaceutical products. Worldwide HUMIRA® sales totaled $78 million.

  •
  In the Medical Products Group, third-quarter performance was driven by double-digit growth of U.S. pediatric nutritionals, renal care pharmaceuticals, vascular pharmaceuticals and devices, and global MediSense glucose monitoring.

        "We are very pleased with the continued strength of our pharmaceutical business, including the successful U.S. launch of HUMIRA, as well as the recent final approval and launch of HUMIRA in Europe," said Miles D. White, chairman and chief executive officer. "During the quarter, we took further steps to improve the performance of our medical products businesses, including our plans to create one of the largest manufacturers of hospital products in the United States by spinning off much of our global core hospital products business. The transaction remains on track to be completed in the first half of 2004, creating greater value for shareholders and advancing our goal of reshaping our medical products portfolio for higher growth."

        The following is a summary of third-quarter 2003 sales for each of Abbott's major operating divisions and its 50-percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary—Quarter Ended 9/30/03

	3Q03 ($ millions)	Percent Change vs. 3Q02	Impact of Exchange on Percent Change
Total Sales	$4,846	11.6	3.0
Total U.S. Sales	$2,919	9.3	—
Total International Sales (including direct exports from U.S.)	$1,927	15.4	7.9
U.S. Pharmaceutical Sales	$1,287	20.0	—
TAP Pharmaceutical Products Sales* (not consolidated in Abbott's sales)	$946	(3.3)	—
U.S. Hospital Products Sales	$791	7.8	—
International Division Sales	$1,359	13.2	7.5
International Pharmaceuticals	$814	18.1	9.4
International Hospital Products	$220	9.6	7.6
International Nutritionals	$325	4.7	3.2
Ross Products (U.S.) Sales	$519	5.3	—
Worldwide Diagnostics Sales	$756	3.0	5.8
U.S. Diagnostics	$250	(13.2)	—
International Diagnostics	$506	13.6	9.5

Note: See complete "Consolidated Statement of Earnings" for more information.

*
Sales for TAP Pharmaceutical Products Inc., Abbott's joint venture with Takeda Chemical Industries Ltd. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott's net sales, Abbott's portion of TAP's net income is included in a separate income line on the "Consolidated Statement of Earnings."

        The following is a summary of sales for the first nine months of 2003 for each of Abbott's major operating divisions and its 50-percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary—Nine Months Ended 9/30/03

	Nine Months Ended 9/30/03 ($ millions)	Percent Change vs. First Nine Months of 2002	Impact of Exchange on Percent Change
Total Sales	$14,150	10.2	3.2
Total U.S. Sales	$8,473	8.0	—
Total International Sales (including direct exports from U.S.)	$5,677	13.6	8.3
U.S. Pharmaceutical Sales	$3,626	20.1	—
TAP Pharmaceutical Products Sales* (not consolidated in Abbott's sales)	$2,952	1.0	—
U.S. Hospital Products Sales	$2,256	4.0	—
International Division Sales	$4,098	11.8	7.6
International Pharmaceuticals	$2,455	13.2	9.4
International Hospital Products	$638	10.4	7.1
International Nutritionals	$1,005	9.1	3.7
Ross Products (U.S.) Sales	$1,597	0.7	—
Worldwide Diagnostics Sales	$2,235	4.1	6.4
U.S. Diagnostics	$778	(12.1)	—
International Diagnostics	$1,457	15.4	10.8

Note: See complete "Consolidated Statement of Earnings" for more information.

*
Sales for TAP Pharmaceutical Products Inc., Abbott's joint venture with Takeda Chemical Industries Ltd. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott's net sales, Abbott's portion of TAP's net income is included in a separate income line on the "Consolidated Statement of Earnings."

        The following is a summary of Abbott's third-quarter 2003 sales for selected products.

Quarter Ended 9/30/03

	U.S. ($ millions)	Percent Change vs. 3Q02	Rest of World ($ millions)	Percent Change vs. 3Q02
Pharmaceutical Products Group
Depakote	$234	12.7	$11	23.5
Flomax	$179	28.8	$9	53.6
Synthroid	$161	(5.1)	$15	108.4
TriCor	$153	45.0	—	—
Biaxin (clarithromycin)	$96	—	$129	7.3	(a)
Kaletra	$96	9.7	$87	35.9	(b)
Mobic	$90	80.5	—	—
HUMIRA	$73	n/m	$5	n/m
Omnicef	$43	74.1	—	—
Leuprolide	—	—	$47	20.0	(c)
Lansoprazole	—	—	$35	25.6	(d)
Medical Products Group
Pediatric Nutritionals	$290	21.3	$134	14.0
Adult Nutritionals	$209	(4.6)	$152	10.8	(e)
Vascular Pharma and Devices	$70	50.0	—	—
Ultane/Sevorane	$62	(2.1)	$104	18.6	(f)
MediSense Products	$53	1.5	$92	23.6	(g)
TAP Pharmaceutical Products
(not consolidated in Abbott's sales)
Prevacid	$770	1.2	—	—
Lupron	$176	(18.5)	—	—

(a)
Without the positive impact of exchange of 7.7 percent, clarithromycin sales decreased 0.4 percent internationally.

(b)
Without the positive impact of exchange of 14.5 percent, Kaletra sales increased 21.4 percent internationally.

(c)
Without the positive impact of exchange of 9.0 percent, leuprolide sales increased 11.0 percent internationally.

(d)
Without the positive impact of exchange of 9.0 percent, lansoprazole sales increased 16.6 percent internationally.

(e)
Without the positive impact of exchange of 5.4 percent, adult nutritional sales increased 5.4 percent internationally.

(f)
Without the positive impact of exchange of 9.1 percent, Sevorane sales increased 9.5 percent internationally.

(g)
Without the positive impact of exchange of 12.0 percent, MediSense sales increased 11.6 percent internationally.

  n/m = Percent change is not meaningful.

        For the first nine months of 2003, the following is a summary of sales for selected products.

Nine Months Ended 9/30/03

	U.S. ($ millions)	Percent Change vs. First Nine Months of 2002	Rest of World ($ millions)	Percent Change vs. First Nine Months of 2002
Pharmaceutical Products Group
Depakote	$598	5.8	$30	11.0
Flomax	$495	29.0	$24	52.7
Synthroid	$412	(2.8)	$32	41.5
TriCor	$404	40.3	—	—
Biaxin (clarithromycin)	$313	3.8	$497	9.6	(a)
Kaletra	$278	21.9	$255	54.9	(b)
Mobic	$227	37.7	—	—
HUMIRA	$151	n/m	$10	n/m
Omnicef	$138	46.9	—	—
Leuprolide	—	—	$133	4.5	(c)
Lansoprazole	—	—	$95	24.7
Medical Products Group
Pediatric Nutritionals	$809	7.7	$385	5.2
Adult Nutritionals	$589	(8.3)	$429	11.4	(d)
Vascular Pharma and Devices	$184	39.6	—	—
Ultane/Sevorane	$179	12.3	$298	18.8	(e)
MediSense Products	$154	0.9	$246	15.4	(f)
TAP Pharmaceutical Products
(not consolidated in Abbott's sales)
Prevacid	$2,363	3.7	—	—
Lupron	$588	(8.8)	—	—

(a)
Without the positive impact of exchange of 10.9 percent, clarithromycin sales decreased 1.3 percent internationally.

(b)
Without the positive impact of exchange of 16.1 percent, Kaletra sales increased 38.8 percent internationally.

(c)
Without the positive impact of exchange of 5.0 percent, leuprolide sales decreased 0.5 percent internationally.

(d)
Without the positive impact of exchange of 6.3 percent, adult nutritional sales increased 5.1 percent internationally.

(e)
Without the positive impact of exchange of 8.9 percent, Sevorane sales increased 9.9 percent internationally.

(f)
Without the positive impact of exchange of 12.0 percent, MediSense sales increased 3.4 percent internationally.

  n/m = Percent change is not meaningful.

Business highlights

  •
  On Aug. 22, 2003, Abbott announced plans to create one of the largest manufacturers of hospital products in the United States by spinning off much of the company's core global hospital products business as a tax-free distribution to shareholders. The transaction, which is expected to close in the first half of 2004, will allow Abbott to increase its focus on higher growth, innovative businesses and will allow the new company to apply its resources solely on its core competencies and invest in new opportunities for higher growth.

  •
  On Sept. 10, 2003, Abbott received final approval from the European Commission to market HUMIRA® (adalimumab) for the treatment of adult rheumatoid arthritis (RA) in Europe. In addition, the company announced it submitted a supplemental Biologics Licensing Application (sBLA) to the FDA to obtain an indication for improved physical function, extending the RA indication for HUMIRA. HUMIRA Phase III clinical development programs for the Crohn's disease and psoriatic arthritis indications were also expanded.

  •
  Abbott presented data on its HIV drug, Kaletra® (lopinavir/ritonavir), which demonstrated that undetectable virus levels can be maintained out to five years when Kaletra is dosed in combination with two nucleoside reverse transcriptase inhibitors (NRTIs).

  •
  During the quarter, Abbott completed the purchase of ZonePerfect Nutrition Co., a leading marketer of nutrition bars and other products for active people. The transaction adds the rapidly growing "healthy living" segment of the nutritionals market to Abbott's Ross business. Also during the quarter, Ross introduced an eight-ounce reclosable plastic bottle of Ensure®, its leading adult nutritional supplement.

  •
  Depakote® ER (divalproex sodium extended release) tablets were approved by the FDA to treat complex partial seizures in isolation or in association with other types of seizures and simple and complex absence seizures in children, ages 10 and above, with epilepsy.

  •
  Data published in the July 31, 2003, issue of The New England Journal of Medicine showed that Zemplar® (paricalcitol injection) was associated with a statistically significant 16 percent greater survival rate at three years compared to Calcijex® (calcitriol injection).

Abbott issues earnings-per-share guidance for fourth-quarter 2003

        For the first time, Abbott is providing earnings-per-share guidance of $0.64 to $0.66 for the fourth quarter of 2003, excluding any one-time costs associated with the hospital products spin-off. This would result in full-year EPS within Abbott's previous guidance range, excluding one-time charges.

Abbott declares quarterly dividend

        On Sept. 12, 2003, the board of directors of Abbott declared the company's quarterly common dividend of 24.5 cents per share. The cash dividend is payable Nov. 15, 2003, to shareholders of record at the close of business on Oct. 15, 2003. This marks the 319th consecutive dividend paid by Abbott since 1924.

        Abbott Laboratories is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals, nutritionals and medical products, including devices and diagnostics. The company employs more than 70,000 people and markets its products in more than 130 countries.

        Abbott's news releases and other information are available on the company's Web site at www.abbott.com. Abbott will webcast its live third-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 9 a.m. Central time. An archived edition of the call will be available after noon Central time.

Private Securities Litigation Reform Act of 1995—
A Caution Concerning Forward-Looking Statements

        Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott's operations are discussed in Exhibit 99.1 of our Securities and Exchange Commission Form 10-Q for the period ended June 30, 2003, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:
Melissa Brotz (847) 935-3456 Jonathon Hamilton (847) 935-8646	John Thomas (847) 938-2655 Christy Wistar (847) 938-4475	Larry Peepo (847) 935-6722

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
Third Quarter Ended September 30, 2003 and 2002
(unaudited)

	2003	2002	Percent Change
Net Sales	$4,845,881,000	$4,341,236,000	11.6
Cost of products sold	2,346,807,000	2,067,494,000	13.5
Research & development	438,999,000	393,125,000	11.7
Acquired in-process R&D	61,240,000
Selling, general & administrative	1,087,796,000	967,218,000	12.5
Total Operating Cost and Expenses	3,934,842,000	3,427,837,000	14.8
Operating earnings	911,039,000	913,399,000	(0.3)
Net interest expense	36,224,000	52,757,000	(31.3)
Net foreign exchange loss	5,573,000	28,900,000	(80.7)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(142,821,000)	(171,586,000)	(16.8)
Other (income)/expense, net	(8,578,000)	49,618,000	n/m
Earnings Before Taxes	1,020,641,000	953,710,000	7.0
Taxes on earnings	259,424,000	233,659,000	11.0
Net Earnings	$761,217,000	$720,051,000	5.7
Net Earnings Excluding One-Time Charges, as described below 1)	$835,260,000	$751,638,000	11.1
Diluted Earnings Per Common Share	$0.48	$0.46	4.3
Diluted Earnings Per Common Share Excluding One-Time Charges, as described below 1)	$0.53	$0.48	10.4
Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,572,105,000	1,568,951,000

1)
Description of one-time charges: 2003 Net Earnings Excluding One-Time Charges exclude after-tax charges of $61 million or $0.04 per share for estimated in-process R&D related to the acquisition of Integrated Vascular Systems Inc. and $13 million or $0.01 per share for after-tax integration charges related to 2003 acquisitions ($4 million) and charges related to the announced spin-off of Abbott's core global hospital products business ($9 million). 2002 Net Earnings Excluding One-Time Charges exclude after-tax charges of $32 million or $0.02 per share related to the impairments of certain equity investments.

NOTE:
See attached Q&A on third-quarter 2003 results for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
Nine Months Ended September 30, 2003 and 2002
(unaudited)

	2003	2002	Percent Change
Net Sales	$14,149,979,000	$12,845,414,000	10.2
Cost of products sold	6,815,403,000	6,130,161,000	11.2
Research & development	1,247,779,000	1,129,298,000	10.5
Acquired in-process R&D	100,240,000	107,700,000	(6.9)
Selling, general & administrative	3,769,887,000	2,836,912,000	32.9
Total Operating Cost and Expenses	11,933,309,000	10,204,071,000	16.9
Operating earnings	2,216,670,000	2,641,343,000	(16.1)
Net interest expense	111,898,000	157,864,000	(29.1)
Net foreign exchange loss	49,833,000	71,992,000	(30.8)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(407,451,000)	(507,299,000)	(19.7)
Other (income)/expense, net	(29,407,000)	49,122,000	n/m
Earnings Before Taxes	2,491,797,000	2,869,664,000	(13.2)
Taxes on earnings	682,956,000	703,068,000	(2.9)
Net Earnings	$1,808,841,000	$2,166,596,000	(16.5)
Net Earnings Excluding One-Time Charges, as described below 1)	$2,456,044,000	$2,376,892,000	3.3
Diluted Earnings Per Common Share	$1.15	$1.38	(16.7)
Diluted Earnings Per Common Share Excluding One-Time Charges, as described below 1)	$1.56	$1.51	3.3
Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,570,956,000	1,573,937,000

1)
Description of one-time charges: 2003 Net Earnings Excluding One-Time Charges exclude after-tax charges of $98 million or $0.06 per share for estimated in-process R&D related to the acquisitions of JOMED's coronary/peripheral interventional business, Spinal Concepts and Integrated Vascular Systems Inc.; $536 million or $0.34 per share for the anticipated settlement of the Ross enteral nutrition investigation; and $13 million or $0.01 per share for integration charges relating to the 2003 acquisitions ($4 million) and charges related to the announced spin-off of Abbott's core global hospital products business ($9 million). 2002 Net Earnings Excluding One-Time Charges exclude after-tax charges of $82 million or $0.05 per share for acquired in-process R&D related to the acquisition of Biocompatibles' stent business and the Medtronic alliance; $97 million or $0.06 per share for one-time charges related to the Good Manufacturing Practices (GMP) compliance enhancements in the diagnostics division; and $32 million or $0.02 per share for impairments of certain equity investments.

n/m = Percent change is not meaningful.

Q&A on third-quarter 2003 results

Q1)
What impacted Pharmaceutical Products Group sales growth for the quarter?

A1)
Strong sales in the Pharmaceutical Products Group were driven by robust U.S. pharmaceutical sales, which grew 20.0 percent during the quarter. U.S. sales were led by double-digit growth in Depakote, Flomax, TriCor, Mobic and Omnicef. The U.S. launch of HUMIRA continues to proceed well, with the product capturing nearly 20 percent of new prescriptions based on the latest IMS monthly data. During the quarter, HUMIRA received final marketing authorization from European regulatory authorities and was immediately launched in the United Kingdom and Germany. HUMIRA is now approved for sale in 26 countries worldwide. In addition, the U.S. anti-infectives franchise grew 15.2 percent, driven by continued strength in Omnicef. Kaletra continued to perform well in the quarter and is on track to meet sales expectations of more than $700 million worldwide for the full year 2003.

  Sales from Abbott's international division grew 13.2 percent during the quarter and were favorably impacted 7.5 percent due to exchange rates. Pharmaceuticals led this growth (up 18.1 percent), driven by sales of Kaletra and clarithromycin. In Abbott International's hospital and nutritional segments, sevoflurane and pediatric/adult nutritionals experienced solid growth.

Q2)
What impacted Medical Products Group sales growth for the quarter?

A2)
Sales growth in the Medical Products Group was driven by double-digit growth of U.S. pediatric nutritionals, renal care pharmaceuticals, vascular pharmaceuticals and devices, global MediSense glucose monitoring and molecular diagnostic products. Growth in these businesses was partially offset by sales declines in the U.S. immunochemistry and adult nutritionals businesses.

  In the U.S. hospital products business, renal care pharmaceuticals benefited from an increase in sales and marketing efforts. In vascular pharmaceuticals and devices, revenues grew 50 percent, including a modest contribution from the JOMED acquisition. Although Ultane was down modestly in the quarter, we continue to project mid-teens growth for the full year in the anesthesia franchise.

  In the U.S. nutritionals business, double-digit growth in pediatric nutritionals was driven by increased penetration of Similac Advance, as well as incremental retail sales in California related to Ross' recent contract award in the state for the Special Supplemental Nutrition Program for Women, Infants, and Children—better known as the WIC Program. (California represents approximately 15 percent of this U.S. government-sponsored nutrition program). The adult nutritionals segment continues to be impacted by pricing pressures and continued softness in the institutional segment, partially offset by growth in the retail segment. In July, Ross began shipping Ensure in a new, break-resistant and reclosable bottle, which should help drive category expansion and increase market share.

  In Abbott's global diagnostics business, international sales increased 13.6 percent, including a 9.5 percent benefit from exchange. The global MediSense business delivered double-digit revenue growth in the third quarter, including a 7.1 percent benefit from exchange, while in the United States, the business grew modestly, in part affected by slower growth in the domestic glucose monitoring market. A decline in U.S. diagnostic product sales was partially offset by more than 25 percent sales growth in molecular diagnostics.

Q3)
When does Abbott expect the FDA to re-inspect its Lake County diagnostics facility?

A3)
The company remains on track for a re-inspection by the agency in the fall of this year.

Q4)
What impacted Non-Segment Sales in the quarter?

A4)
As previously announced, in the quarter we sold certain portions of our rapid diagnostic test portfolio resulting in a gain of approximately $30 million in the third quarter, reported in "Non-Segment" Sales. This gain was used to support increased investment in R&D and SG&A, which is evidenced by the increases this quarter in both of these expense categories as described in Answer 6. As a reminder, sales of product rights for approved products are recognized as sales in accordance with our revenue recognition policy.

Q5)
How did the gross margin ratio compare with the third quarter of 2002, and what is the outlook for the fourth quarter?

A5)
Gross margin was modestly impacted by one-time charges in the third quarter of 2003, as detailed below (dollars in millions):

	3Q03		3Q02
	Cost of Products Sold	Gross Margin %	Cost of Products Sold	Gross Margin %
As reported	$2,347	51.6%	$2,067	52.4%
Integration & spin-off-related costs	($8)	0.2%	—	—

Excluding one-time items	$2,339	51.8%	$2,067	52.4%

  Excluding one-time charges, the gross margin ratio this quarter was down primarily due to sales mix in the pharmaceutical business and to a lesser extent, exchange fall through, which although a positive contribution to income in the quarter, generated a negative impact on this ratio. As we previously forecasted, improved sales mix in the fourth quarter, including sales mix within the pharmaceutical business, will drive expansion in the gross margin ratio of at least two percentage points versus the third quarter. The full-year average gross margin ratio is expected to be in the low 50s as a percentage of sales, consistent with previous forecasts.

Q6)
What impacted R&D and SG&A in the quarter, and what is the outlook for the remainder of the year?

A6)
As previously forecasted, R&D investment this quarter increased significantly (up 12 percent) to support pipeline programs, such as the follow-on indications for HUMIRA, Phase III development of atrasentan, and our neuroscience and pain management clinical programs.

  Third-quarter SG&A increased more than 12 percent (11.5 percent excluding one-time charges) from the third quarter of 2002, driven by continued investment in the launch of HUMIRA, as well as promotional spending on other marketed products. Strong growth in SG&A and R&D investment is expected to continue in the fourth quarter of 2003.

Q7)
Why did Net Interest Expense decline from the prior year?

A7)
Lower interest rates and a lower level of debt compared to the prior year reduced Net Interest Expense.

Q8)
How did foreign exchange impact the quarter?

A8)
Total corporate sales were favorably impacted by 3.0 percent due to exchange rates.

  The Net Foreign Exchange Loss line of the earnings statement was $6 million in the third quarter of 2003, compared to $29 million in the third quarter of 2002, due primarily to lower losses in Latin America.

Q9)
How did the TAP joint venture perform during the quarter, and what is the outlook for the fourth quarter?

A9)
Prevacid maintained its position as the most-prescribed proton pump inhibitor, as Prevacid sales grew modestly in the quarter. As expected, the entry of generic omeprazole and over-the-counter Prilosec (Procter & Gamble) have not had a significant impact on Prevacid. TAP continues to expect similar sales growth for Prevacid in the fourth quarter, resulting in single-digit sales growth for full-year 2003. Lupron sales declined as market growth in the urology segment continued to slow due to pricing pressures. In addition, customers reduced inventory during the quarter, further reducing sales. TAP continues to promote the significant patient advantages and safety profile of Lupron to physicians.

  As forecasted, the income recorded on the Income from TAP Joint Venture line of the Consolidated Statement of Earnings increased sequentially in the third quarter when compared to the second quarter of 2003. The income contribution from TAP is expected to increase from current levels in the fourth quarter of 2003.

Q10)
What was the tax rate this quarter?

A10)
The tax rate in the third quarter for ongoing operations was 24.0 percent, consistent with previous guidance. One-time charges were tax-effected at a lower tax rate, as detailed below (dollars in millions):

	3Q03
	Pretax Income	Income Tax	Tax Rate
As reported	$1,021	$260	25.4%
One-time charges	$78	$4	5.5%

Excluding one-time charges	$1,099	$264	24.0%
Q11)
How did one-time charges impact comparisons?

A11)
One-time charges impacted the third quarter as follows (dollars in millions, except earnings-per-share data):

	3Q03			3Q02
	Earnings			Earnings
	Pretax	After Tax	EPS	Pretax	After Tax	EPS
As reported	$1,021	$761	$0.48	$954	$720	$0.46
Add back one-time items:
In-Process R&D	$61	$61	$0.04	—	—	—
Integration & spin-off-related costs	$17	$13	$0.01	—	—	—
Equity Impairments	—	—	—	$42	$32	$0.02

Excluding one-time items	$1,099	$835	$0.53	$996	$752	$0.48

  Pretax impact of the one-time charges by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	3Q03				3Q02
	Cost of Goods Sold	In-Process R&D	SG&A	Total	Other (Income)/ Expense, net	Total
In-Process R&D	—	$61	—	$61	—	—
Integration & spin-off-related charges	$8	—	$9	$17	—	—
Equity Impairments	—	—	—	—	$42	$42

Total	$8	$61	$9	$78	$42	$42

  As previously announced, the acquisition of Integrated Vascular Systems Inc. (IVS) resulted in a one-time charge for in-process R&D in the third quarter of 2003. Also, as previously forecasted, third-quarter 2003 results were impacted by one-time charges related to the integration of recent acquisitions (JOMED, Spinal Concepts, ZonePerfect and IVS) and spin-off-related costs.

  Results from the third quarter of 2002 were impacted by a one-time charge related to impairments of certain equity investments.

Q12)
What is your earnings-per-share guidance for fourth-quarter 2003?

A12)
For the first time, Abbott is providing earnings-per-share guidance of $0.64 to $0.66 for the fourth of quarter 2003, excluding any one-time costs associated with the hospital products spin-off. This would result in full-year EPS within Abbott's previous guidance range, excluding one-time charges.

  Earnings growth is expected to be stronger in the fourth quarter due to the following: the continued ramp of HUMIRA sales, including the benefit of the recent international launch; accelerated sales growth across a number of marketed pharmaceutical products, molecular diagnostics and glucose monitoring products; the positive impact of foreign exchange; and a higher level of income contribution from Abbott's TAP joint venture. We expect improved sales mix in the fourth quarter, including sales mix within the pharmaceutical business, will drive expansion in the gross margin ratio of at least two percentage points.

###

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ABBOTT REPORTS 11.6 PERCENT SALES INCREASE IN THE THIRD QUARTER
Abbott Laboratories and Subsidiaries Consolidated Statement of Earnings Third Quarter Ended September 30, 2003 and 2002 (unaudited)
Abbott Laboratories and Subsidiaries Consolidated Statement of Earnings Nine Months Ended September 30, 2003 and 2002 (unaudited)